EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact Information:
Anita Novak (Investors)
515-345-2515
Lisa Hamilton (Media)
515-345-7589

EMC INSURANCE GROUP INC.
ANNOUNCES AN INDUSTRY PRESENTATION
BY MANAGEMENT IN NEW YORK CITY, NY

DES MOINES, Iowa (September 1, 2010) – On Wednesday, September 8, 2010, Mr. Bruce G. Kelley, President and Chief Executive Officer and Mr. Mark E. Reese, Senior Vice President and Chief Financial Officer will be presenting at the Keefe, Bruyette & Woods 2010 Insurance Conference at the Waldorf ~ Astoria Hotel in New York City at 2:55 p.m. eastern daylight time. Investors may access a webcast of the presentation on the Company’s website at www.emcins.com/ir/presentations.htm or at the official conference site at http://www.kbw.com/news/conferenceInsurance2010_Webcast.html.

It is management’s intention to reaffirm its 2010 operating income guidance of $1.65 to $1.90 per share during this presentation.

EMC Insurance Group Inc. is the publicly-held insurance holding company of Employers Mutual Casualty Company (Employers Mutual), a multiple-line property and casualty insurance company. Employers Mutual is an Iowa mutual insurance company licensed in all 50 states and the District of Columbia. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate are referred to as the “EMC Insurance Companies.”  For more information, visit our website at www.emcins.com.